                                                                      EXHIBIT 11
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                          FOR THE PERIODS AS INDICATED
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      FOR THE THREE MONTHS          FOR THE NINE MONTHS
                                                                      ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                                      1994           1993           1994           1993
PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during
     the period.................................................    43,466,214     41,363,746     43,303,129     41,153,647
  Add-
     Dilutive effect of outstanding options (as determined by
       application of treasury stock method)....................       388,029        739,316        405,804        813,672
  Weighted average number of common shares, as adjusted.........    43,854,243     42,103,062     43,708,933     41,967,319
  Income before cumulative effect of changes in accounting
     principles.................................................   $    28,013    $    21,729    $    80,944    $    69,597
       Less: cumulative effect of changes in accounting
          principles, net of income taxes.......................            --             --             --         27,217
  Net income....................................................        28,013         21,729         80,944         42,380
  Less-
       Preferred dividend requirements..........................         1,299          1,299          3,897          3,897
  Income available for common shares............................   $    26,714    $    20,430    $    77,047    $    38,483
  Primary earnings per share
       Income before cumulative effect of changes in accounting
          principles............................................   $       .61    $       .49    $      1.76    $      1.57
          Less: cumulative effect of changes in accounting
            principles, net of income taxes.....................            --             --             --            .65
       Net income...............................................   $       .61    $       .49    $      1.76    $       .92
FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during
     the period.................................................    43,466,214     41,363,746     43,303,129     41,153,647
  Add-
     Shares issuable assuming conversion of convertible
       preferred stock..........................................     4,548,236      4,548,236      4,548,236      4,548,236
     Dilutive effect of outstanding options (as determined by
       application of treasury stock method)....................       388,029        739,365        440,674        826,909
  Weighted average number of common shares, as adjusted.........    48,402,479     46,651,347     48,292,039     46,528,792
  Net income....................................................   $    28,013    $    21,729    $    80,944    $    42,380
  Fully diluted earnings per share
     Income before cumulative effect of changes in accounting
       principles...............................................   $       .58    $       .47    $      1.68    $      1.50
       Less: cumulative effect of changes in accounting
          principles, net of income taxes.......................            --             --             --            .59
     Net income.................................................   $       .58    $       .47    $      1.68    $       .91